Exhibit 21.1

DEL LABORATORIES, INC. - Subsidiaries


DOMESTIC
Del Pharmaceuticals, Inc. (Delaware)
565 Broad Hollow Realty Corp. (New York)
Parfums Schiaparelli, Inc. (New York)
Royce & Rader, Inc. (Delaware)


FOREIGN
Del Laboratories (Canada) Inc. (Canada)
Del Pharmaceutics (Canada) Inc. (Canada)
Del Laboratories Limited (U.K.)
Del Pharmaceuticals Ltd. (U.K.)
Del Laboratories U.K. Limited (U.K.)
Pade Mexicana, S.A. de C.V. (Mexico)(50% owned by Del)
Laboratorios del De Mexico, S.A. de C.V.
DLI (Proprietary) Ltd. (South Africa)(50% owned by Del)

All subsidiaries are 100% owned by Del unless otherwise indicated.





March 3, 2004